FIRST AMENDMENT TO SECOND AMENDED

AND RESTATED CREDIT AGREEMENT

This First Amendment to Second Amended and Restated Credit Agreement (the “Amendment”) is made as of September 27, 2006, by and among Inland Real Estate Corporation (the “Borrower”), KeyBank National Association, individually and as “Administrative Agent,” and the “Lenders” as shown on the signature pages hereof.

R E C I T A L S

A.

Borrower, Administrative Agent and the Lenders have entered into a Second Amended and Restated Credit Agreement dated as of April 22, 2005 (as amended, the “Credit Agreement”).  All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.

B.

The Borrower, Administrative Agent and the Lenders now desire to amend the Credit Agreement in order to modify certain of the financial covenants contained therein and certain definitions related thereto.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1.

The foregoing Recitals to this Amendment hereby are incorporated into and made part of this Amendment.

2.

This Amendment shall be effective from and after the date (the “Effective Date”) on which (i) this Amendment has been executed by Borrower and the Required Lenders and (ii) Borrower has paid to the Administrative Agent, for the benefit of all Lenders which have executed this Amendment by such date, an amendment fee of five (5) basis points (0.05%) of the aggregate Commitments of all such Lenders.

3.

The following definitions in Article I of the Credit Agreement are hereby deleted in their entirety and replaced with the following:

“Capitalization Rate” means .08.

“Qualifying Unencumbered Property” means any Stabilized Retail Project which as of any date of determination, (a) is wholly owned by a Subsidiary Guarantor, in fee simple or under the terms of a Financeable Ground Lease, provided that the portion of the Unencumbered Asset Value attributable to ground leased Qualifying Unencumbered Properties shall not exceed ten percent (10%) of the aggregate Unencumbered Asset Value, (b) is located in the United States, (c) is not subject to any Liens other than Permitted Liens set forth in Sections 6.16(i) through 6.16(iv), (d) is not subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such Project) which prohibits or limits the ability of such Subsidiary Guarantor to create, incur, assume or suffer to exist any Lien upon any Projects or Capital Stock of such Subsidiary Guarantor, (e) is not subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such Project) which entitles any Person to the benefit of any Lien (other than Permitted Liens set forth in Sections 6.16(i) through 6.16(iv)) on any Project or Capital Stock of such Subsidiary Guarantor or would entitle any Person to the benefit of any such Lien upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause), (f) is not the subject of any material environmental, title or structural issue, as evidenced by a certification of the Borrower, (g) when aggregated with all other Qualifying Unencumbered Properties, results in the Qualifying Unencumbered Properties as a whole having at least eighty percent (80%) of their aggregate gross leasable area physically occupied and (h) without the written approval of the Administrative Agent, the presence of such Project as a Qualifying Unencumbered Property does not either (i) cause that portion of Unencumbered Asset Value attributable to any tenant or group of tenants which are Affiliates of each other to exceed 15% of the total Unencumbered Asset Value or (ii) cause that portion of Unencumbered Asset Value attributable to any single Qualifying Unencumbered Property to exceed twenty percent (20%) of the total Unencumbered Asset Value.  No asset shall be deemed to be unencumbered unless both such asset and all Capital Stock of the Subsidiary Guarantor owning such asset is unencumbered and neither such Subsidiary Guarantor nor any other intervening Subsidiary between the Borrower and such Subsidiary Guarantor has any Indebtedness for borrowed money (other than Indebtedness due to the Borrower).

“Total Asset Value” means, as of any date, (i) Adjusted Annual NOI attributable to Projects owned by the Borrower or a member of the Consolidated Group (excluding 100% of the Adjusted Annual NOI attributable to Projects not so owned for the entire fiscal quarter on which Adjusted Annual NOI is calculated and for the five (5) immediately preceding entire fiscal quarters and excluding all lease termination fees and all interest and dividend income), divided by the Capitalization Rate, plus (ii) 100% of the price paid for any such Projects first acquired by the Borrower or a member of the Consolidated Group during such period of six (6) consecutive entire fiscal quarters, plus (iii) cash, Cash Equivalents and Marketable Securities owned by the Consolidated Group as of the end of the last such fiscal quarter, plus (iv) the Consolidated Group’s Pro Rata Share of (A) Adjusted Annual NOI attributable to Projects owned by Investment Affiliates (excluding Adjusted Annual NOI attributable to Projects not so owned for the entire fiscal quarter on which Adjusted Annual NOI is calculated and for the five (5) entire immediately preceding fiscal quarters) divided by (B) the Capitalization Rate, plus (v) the Consolidated Group Pro Rata Share of the price paid for such Projects first acquired by an Investment Affiliate during such period of six (6) consecutive entire fiscal quarters, plus (vi) Construction in Progress and First Mortgage Receivables of the Borrower or any other member of the Consolidated Group (with each such asset valued at the lower of its acquisition cost and its fair market value).

“Unencumbered Asset Value” means, as of any date, the sum of (a) (i) the aggregate Net Operating Income for the most recent full fiscal quarter for which financial results have been reported attributable to Qualifying Unencumbered Properties owned by a Subsidiary Guarantor for such full fiscal quarter and for the five (5) immediately preceding entire fiscal quarters multiplied by four and divided by (ii) the Capitalization Rate plus (b) the aggregate acquisition cost of all Qualifying Unencumbered Properties owned by a Subsidiary Guarantor as of the last day of such fiscal quarter but not so owned for such period of six (6) consecutive entire fiscal quarters.

“Unencumbered NOI” means, as of any date, the sum of (a) the aggregate Net Operating Income for the most recent fiscal quarter for which financial results have been reported attributable to all Qualifying Unencumbered Properties owned for the entirety of such fiscal quarter as of the last day of such fiscal quarter plus, (b) in the case of any Qualifying Unencumbered Property that was owned as of the last day of such fiscal quarter by a Subsidiary Guarantor, but not so owned for the full fiscal quarter, the additional amount of Net Operating Income that would have been earned if such Qualifying Unencumbered Property had been so owned for the full fiscal quarter.

4.

The definitions of “Unsecured Debt Service” and “Unsecured Debt Service Coverage” in Article I of the Agreement are hereby deleted and the following new definitions are added to Article I of the Credit Agreement:

“Adjusted Annual NOI” means, as of any date, with respect to any group of Projects, an annualized amount determined by multiplying four (4) times the aggregate Net Operating Income attributable to such Projects for the most recent fiscal quarter of Borrower for which financial results have been reported, as adjusted by (i) deducting therefrom any income attributable to Excluded Tenants but only if and to the extent that the aggregate amount of such income attributable to Excluded Tenants would be greater than 5% of all other elements of aggregate Adjusted Annual NOI without regard to such income; and (ii) adding or deducting for, as appropriate, any adjustment made under GAAP for straight lining of rents, gains or losses from sales of assets, extraordinary items, depreciation, amortization, or interest expense.

“Facility Debt Service” means, as of any date, all payments of interest due on the Advances under this Agreement during the most recent fiscal quarter for which financial results have been reported.

“Facility Debt Service Coverage” means Adjusted Unencumbered NOI divided by Facility Debt Service.

5.

Section 6.21 of the Credit Agreement, titled Indebtedness and Cash Flow Covenants, is hereby deleted and replaced by the following:

6.21

Indebtedness and Cash Flow Covenants.  The Borrower on a consolidated basis with its Subsidiaries shall not permit:

(i) any Secured Indebtedness which is also Recourse Indebtedness to exist, other than up to $75,000,000 of such other Recourse Indebtedness which is also Secured Indebtedness in the aggregate, provided that no other single loan or facility may exceed $10,000,000;

(ii)

any Unsecured Indebtedness to exist, other than the Obligations under this Agreement and (A) at all times prior to an Unencumbered Election made by Borrower under Section 2.3 up to $125,000,000 in the aggregate of other Unsecured Indebtedness, or (B) at any time after such an Unencumbered Election has been made up to $250,000,000 in the aggregate of other Unsecured Indebtedness, provided that at all times any such other Unsecured Indebtedness shall be incurred by Borrower only and not by any of its Subsidiaries and such other Unsecured Indebtedness shall not include any covenants more restrictive on Borrower and the Consolidated Group than those contained in this Agreement, as it may be amended or modified from time to time;

(iii)

the aggregate amount of Recourse Indebtedness, including both Secured Indebtedness which is also Recourse Indebtedness as permitted under Section 6.21(i) and Unsecured Indebtedness as permitted under Section 6.21(ii), to exceed (A) at all times prior to an Unencumbered Election made by Borrower under Section 2.3, ten percent (10%) of Total Asset Value or (B) at any time after such an Unencumbered Election has been made, twenty percent (20%) of Total Asset Value;

(iv)

Adjusted Annual EBITDA to be less than 2.00 times Fixed Charges at any time;

(v)

Consolidated Outstanding Indebtedness to be more than 0.60 times Total Asset Value at any time;

(vi)

at any time after an Unencumbered Election under Section 2.3 has been made by Borrower, the aggregate amount of Advances hereunder to be more than 0.60 times Unencumbered Asset Value; or

(vii)

at any time after an Unencumbered Election under Section 2.3 has been made by Borrower, the Facility Debt Service Coverage to be less than 2.0 to 1.0.

6.

Borrower hereby represents and warrants that, as of the Effective Date, there is no Default or Unmatured Default, the representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects as of such date and Borrower has no offsets or claims against any of the Lenders.

7.

As expressly modified as provided herein, the Credit Agreement shall continue in full force and effect.

8.

This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

BORROWER:

INLAND REAL ESTATE CORPORATION

By:

Print Name:

Title:

2901 Butterfield Road

Oak Brook, Illinois  60523

Attention:  Mark E. Zalatoris

Phone:  (630) 218-7351

Facsimile:  (630) 218-7350

E-mail:  zalatoris@inlandrealestate.com

ADMINISTRATIVE AGENT:

KEYBANK NATIONAL ASSOCIATION,

Individually and as Administrative Agent

By:  ____________________________________

Print Name:  _____________________________

Title:  ___________________________________

127 Public Square, 8th Floor

OH-01-27-0839

Cleveland, Ohio 44114

Attention:  Kevin Murray

Phone:  (216) 689-4660

Facsimile:  (216) 689-3566

E-mail:  Kevin_P_Murray@KeyBank.com

With a copy to:

KeyBank National Association

127 Public Square

Cleveland, Ohio  44114

Attention:

Lynn Vantaggi

Real Estate Capital Client Services

Phone:

 (216) 689-5694

Facsimile: (216) 689-3566

LENDERS:

BANK OF AMERICA, N.A.

By:

Print Name:  Ghi S. Gavin

Title:  Senior Vice President

100 North Tryon Street

NC1-007-11-15

Charlotte, NC 28255

Attention:  Real Estate Group

Phone:  (704) 388-4844

Facsimile:  (704) 333-2416

E-mail:  susan.vercauteren@bankofamerica.com

LASALLE BANK NATIONAL ASSOCIATION

By:

Print Name:

Title:

135 South LaSalle Street

Chicago, Illinois  60603

Attention:  Stephen Shockey

Phone:  (312) 904-7096

Facsimile:  (312) 904-6691

E-mail:  stephen.shockey@abnamro.com

EUROHYPO AG, NEW YORK BRANCH

By:

Print Name:

Title:

By:

Print Name:

Title:

1114 Avenue of the Americas - 29th Floor

New York, New York  10036

Attention:  Head of Portfolio Operations

Phone:  (866) ___-____

Facsimile:  (866) 267-7680

E-mail:  ____________________

With a copy to:

1114 Avenue of the Americas - 29th Floor

New York, NY  10036

Attention:  Legal Director

Phone:  (866) ___-____

Facsimile:  (866) 267-7680

E-mail:  _____________________